Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of January 3, 2008 (“Effective Date”) by and between PacificHealth Laboratories, Inc. (hereinafter the "Company"), a Delaware corporation, and Jason Ash (hereinafter "Employee").

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.  EMPLOYMENT:  The Company hereby employs Employee as its President and Chief Operating Officer reporting to the Chairman of the Board and Chief Executive Officer, and Employee accepts employment and shall render services in such capacities, under and subject to the conditions and terms set forth herein. During the period of his employment, Employee shall devote his full time, attention, energy, knowledge and skill to the business and interests of the Company. For 6 months following the Effective Date, three weeks per month Employee shall perform his duties in the United States based out of the offices of the Company in Central New Jersey and, at his option, Employee shall work 1 week per month in the United Kingdom (“UK”). After 6 months from the Effective Date, Employee shall perform his duties only from the offices of the Company. During the term of his employment Employee shall not have any other (a) employment or (b) business interests requiring his services, other than his current business interests which Employee has disclosed to the Chief Executive Officer in writing and which do not require a significant amount of his time. The Company shall be entitled to the profits and other benefits arising from or incident to the work, services and advice of Employee on behalf of the Company or which relate to the business of the Company. Employee will be named a member of Company’s Board of Directors (“Board”). During the term of this Agreement, the Board and/or nominating committee shall nominate Employee for re-election to the Board at each annual meeting of the Company’s stockholders.  If for any reason Employee is not re-elected to the Board by the stockholders during the term of this Agreement, Employee shall be entitled to terminate this Agreement upon 30 days’ written notice; provided that such circumstances and termination shall be deemed an early expiration and not a breach of this Agreement by any party.

2.  TERM: The term of this Agreement, and the term of employment of Employee hereunder, shall commence on the Effective Date, and shall end December 31, 2009 (the "Scheduled Termination Date"), provided:

a.  Employee shall have the right to terminate his employment hereunder for Good Reason, upon written notice to the Company referring to this paragraph 2(a) and describing the condition relied upon by him in invoking the provisions hereof. Good Reason shall exist if, without Employee's written consent, (i) the Company fails to pay Employee any salary or other compensation or benefit required to be paid hereunder when due and for a period of thirty (30) days after demand therefore by Employee; (ii) there occurs any substantial diminution in the authorities, powers, functions or duties attached to Employee's positions or (iii) Employee is not elected to the Company’s Board of Directors during the first year of the Agreement or is not nominated to the Company’s Board of Directors in subsequent year.

b.  Employee shall have the right to terminate his employment hereunder without cause at any time upon not less than thirty (30) days written notice.

c.  This Agreement will renew for an additional one-year term following the Scheduled Termination Date, unless either part notifies the other of non-renewal at least 120 days prior to the Scheduled Termination Date. This Agreement shall continue to renew thereafter for successive one-year terms unless notice of non-renewal is given at least 90 days prior to the end of the then current term. The Base Salary, Benefits, and Termination provisions applicable to any renewal term shall be those in effect immediately prior to such renewal term.  Employees shall not be entitled to any options in any renewal term, unless otherwise agreed by the Board of Directors.  Notice by either party of a change in Base Salary, Benefits or Termination provisions shall be deemed a notice of non-renewal. In the event notice of non-renewal is given but Employee continues to be employed by the Company following the expiration of a term, Employee’s Base Salary and Benefits shall continue to be governed by Section 3(a) and Section 4, and either party may terminate this Agreement on not less than 90 days written notice to the other party.

3.  COMPENSATION:

a.  During the term of this Agreement, beginning as of the Effective Date Employee shall receive a base salary paid in equal, semi-monthly installments commencing with the first pay period immediately following the Effective Date, in the amount of $295,000 per annum. Annual base salary shall be adjusted with a market increase consistent with the position, Company performance, and responsibilities of Employee, which shall be no less than the change in the consumer price index for urban consumers in each year of renewal.

b.  In addition to his base salary, Employee shall be entitled to an annual bonus, beginning with calendar year 2008, not to exceed 100% of Employee’s base salary, the eligibility for and amount of which shall be based upon attainment of milestones by the Company and/or Employee to be agreed upon by Employee and the Company’s Compensation Committee of the Board of Directors.

c.  In addition to base salary and bonus payable pursuant to (a) and (b) above, Employee will receive a one-time grant of options (“Options”), on the date prior to the day that a press release is issued announcing Employee's hiring, to purchase 600,000 shares of the Company’s Common Stock at an exercise price of the closing price on the date prior to the day that a press release is issued announcing Employee's hiring subject to the following terms and conditions:

i)  The Options shall vest as to 150,000 shares on January 3, 2009; as to 150,000 shares on January 3, 2010; as to 150,000 shares on January 3, 2011; and as to 150,000 shares on January 3, 2012, and shall be exercisable by Employee only to the extent vested.

ii)  To the extent not previously vested, the Options shall terminate upon termination of Employee’s employment by (A) Employee, other than pursuant to paragraph 2a of this Agreement, or (B) by the Company with cause as defined in paragraph 5e.

iii)  To the extent not previously vested, the Options shall vest as to one-half of the annual vesting if Employee’s employment is terminated by the Company without cause as defined in paragraph 5e or with Good Reason as defined in paragraph 2a in the first six months of a year or to the extent not previously vested, and the Options shall vest as to one full year of the annual vesting if Employee’s employment is terminated by the Company without cause as defined in paragraph 5e or with Good Reason as defined in paragraph 2a in the last six months of a year.

iv)  To the extent not previously vested, the Options shall vest in full immediately upon a “Change in Control” as described in paragraph 3d.

v)  To the extent not previously exercised, the Options shall terminate upon the earlier of (A) the fifth anniversary of the Effective Date or (B) 90 days following the termination of Employee’s employment with the Company.

vi)  The Options are not intended to be  “Incentive Stock Options.”

d.  In the event of a Change in Control, as defined below, and a contemporaneous or subsequent termination of Employee for Good Reason, or termination by the Company without cause, Employee shall be paid, as additional compensation, a lump sum equal to half the annual base salary in effect immediately prior to the Change in Control, payable at closing or completion of the Change in Control, which amounts shall not be offset by or reduce in any manner payments due to Employee under Section 5 of this Agreement, and at such time all of his unvested options shall vest. A “Change in Control” shall mean any Sale of the Company, as defined below, or the acquisition of beneficial ownership, by any stockholder or group of stockholders, not including stockholders who are officers or directors of the Company on the date of this Agreement or any affiliate of such officer or director, of shares of the Company’s capital stock entitled to cast at least 50% of all votes which may be cast in the election of the Company’s directors.  Sale of the Company shall mean (A) any merger or consolidation involving the Company if the stockholders of the Company prior to the merger hold less than 50% of the shares of the combined entity after the merger, or (B) transfer or sale of all or substantially all of the assets of the Company.

4.  OTHER BENEFITS: The Company shall pay Employee for ordinary and reasonable business expenses incurred by him in the performance of services pursuant to this Agreement. In addition, the Company shall provide Employee with an all-inclusive relocation/travel/car stipend of $55,000 for the first year and $40,000 for the second year of employment. The first year stipend will be paid in two equal payments, one on the Effective Date and the other 6 months after the Effective Date provided the Company still employs Employee on such date. The second year stipend will be paid in equal monthly installments provided that Employee is employed by the Company on the date an installment is payable. Both Employee and Company agree that the working arrangement during the period between the Effective Date and 6 months after the Effective Date is a special accommodation to the Employee. Employee will be responsible during this time for all living expenses incurred in either the United States or the UK, and will provide his own place of work and related office services during the periods he works in the UK (excepting company-related expenses) The Company will reimburse the Employee for air travel to and from the UK for one trip per month during the period starting on the Effective Date and ending 6 months after the effective Date up to a maximum of $2,500 per trip. Employee shall keep such records and shall render to the Company such accounts covering such expenses, as the Company shall reasonably require. The Company shall pay for all legal costs associated with obtaining a visa and through green card including commitment for expedited process for the Employee and his legal spouse.

a.  During the term of his employment and during any restricted period during which Employee is entitled to receive payments pursuant to subparagraph 5(c) below, Employee shall be entitled to participate in any medical, health, disability and accident or other hospitalization or insurance plan established by the Company for its executive employees generally.

b.  During the first full year of Employment, Employee shall be entitled to three (3) weeks paid vacation time. For each subsequent year, Employee shall be entitled to four (4) weeks paid vacation time.

5.  COMPENSATION UPON TERMINATION:  If Employee's employment is terminated at any time during the term hereof, the following provisions shall apply:

a.  If Employee’s employment is terminated for any reason, the Company shall pay employee all base salary accrued through the effective date of termination. If Employee's employment is terminated by the Company prior to the expiration or non-renewal of this Agreement without cause, as defined in subparagraph (e) below, or Employee terminates employment for Good Reason, the Company shall, in addition, continue to pay to Employee as severance, his Base Salary in effect on the date of termination for a period of one year following termination (“Severance Period”), in accordance with the Company’s normal payroll dates and practices. In the event the Employee continues to receive any other cash compensation from the Company following such termination in any other capacity, or commences any substantially full-time employment during the Severance Period, the remaining amount of severance pay due pursuant to this Section 5(a) shall be reduced dollar-for-dollar, as received by the Employee, by the amount of such cash compensation received in connection with such substantially full-time employment. These payments shall be in lieu of any other severance or post-employment benefits except as otherwise expressly provided for in this Agreement.

b.  If Employee's employment is terminated by the Company for any reason other than Employee's death, the Company, at its election, by notice to Employee given not later than ten (10) days after such termination and referring specifically to this subparagraph, shall have the right to require for one (1) year from the date of termination (the "restricted period") that Employee, except as provided in this paragraph b., not become employed by, become an officer, director, partner, member, manager or agent of, serve as an advisor or consultant to, or become an investor in, any business engaged in the manufacture or sale of sports nutrition or diet/weight loss products, or any other products which the Company was manufacturing or selling at the effective date of termination that contribute greater than 5% of the business’ total revenues, or had planned in writing to manufacture or sell, prior to the date of termination with the exception of Cadbury Schweppes or a Cadbury Schweppes-owned company (all of the foregoing collectively referred to as “Restricted Activities”). As a condition to Employee’s observance of this paragraph b,  (i) the Company shall pay to Employee during the restricted period when payment of Employee's base salary would otherwise be due and without interruption, an amount equal to one hundred (100%) percent of Employee's base salary in effect immediately prior to termination and (ii) the Company honors and timely performs its obligations to Employee under the first sentence of subparagraph (a) above. Payments, if any, to Employee under the second sentence of paragraph (a) above shall be applied to the payments required under this paragraph, and no additional payment shall be required except to the extent the restricted period exceeds the Severance Period. In addition, in the event Employee obtains compensation from other substantially full-time employment during the Severance Period, the Company shall have the option to continue the severance payments in full notwithstanding the provisions of subparagraph (a), in which event Employee will continue to be bound by this subparagraph (b). Employee shall not be deemed to violate the restrictions contained in this paragraph b if, prior to commencing service with a business organization that engages in a Restricted Activity as well as activities which are not Restricted Activities, (x) Employee provides the Company with the name and address of such organization, his prospective title and a description of his prospective duties and responsibilities, (y) Employee certifies to the Company that he will not engage in, or render advice with respect to, any Restricted Activity and that Employee has informed his superiors in the new organization of his obligations under this Agreement and any confidentiality or similar agreement between Company and Employee, and (z) the Board of Directors of the Company does not determine, in its good faith and reasonable discretion, that Employee’s duties and responsibilities with the new organization are Restricted Activities.

c.  Nothing in subparagraph (c) above or elsewhere in this Agreement shall prohibit Employee from acquiring a passive equity stake representing less then five (5%) of any class of an issuer’s outstanding securities.

d.  For the purposes of this Agreement, "cause" for termination of Employee's employment shall exist only in the event of (i) Employee's gross negligence or intentional malfeasance in the performance of his duties as an officer of the Company  (ii) Employee’s conviction of any felony or of a misdemeanor involving fraud, theft or moral turpitude provided that, if such conviction is appealed by Employee, the conviction is upheld by the appellate courts, (iii) any final determination by any governmental agency, court or any securities exchange or by The Nasdaq Stock Market, Inc. (“Nasdaq”) that Employee has violated any securities laws or exchange or Nasdaq rules, (iv) Employee’s material breach of this Agreement which is not completely cured within 30 days after Employee has received written notice of such breach or (v) Employee enters into a consent order with respect to any matter referenced in clause (iii).

6.  ASSIGNMENT:  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that, subject to the provisions hereof, including but not limited to the Change in Control and related provisions, the Company may assign or transfer this Agreement to a successor organization in the event of merger, consolidation, or transfer of sale of all or substantially all of the assets of the Company, in which case the term Company shall mean such successor, provided that in the case of any such assignment or transfer, the obligations of this Agreement are assumed by such successor or are binding upon and inure to the benefit of such successor as a matter of law.

7.  NOTICES:  All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified post-paid envelope, addressed to the respective parties stated below, or to such changed address as such party may fix by notice as aforesaid:

To the Company:

PacificHealth Laboratories, Inc.
Attn: Board of Directors
100 Matawan Road, Suite 420
Matawan, NJ 07747

With a copy to:

Eckert Seamans Cherin & Mellott, LLC
Attention: Gary Miller
2 Liberty Place, 22nd Floor
50 S. 16th Street
Philadelphia, PA 19102

To Employee:

Jason Ash
TBD
TBD

in each case with copies of such notice to each director of the Company then in office.

8.  GOVERNING LAW: This Agreement and all performance under this Agreement shall be governed by the laws of the State of New Jersey.

9.  WAIVER, MODIFICATION:  No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid or effective unless it is in writing and duly executed by Employee and the Company.

10.  RESOLUTION OF DISPUTES:  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation a claim for declaratory relief or relief which is equitable in nature, shall be settled by arbitration in either Philadelphia, Pennsylvania or Newark, New Jersey, by an arbitrator selected by Employee and the Company.  If the Company and Employee cannot agree on the appointment of an arbitrator within ten (10) days after a request for arbitration, then such arbitrator shall be an attorney-at-law with no prior professional association with any of the parties or their affiliates who is selected in accordance with procedures established and implemented by the American Arbitration Association.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph 10.  Except as otherwise provided herein, all costs of the arbitration shall be borne by the Company.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Any award of the arbitrator shall include interest at a rate or rates considered just under the circumstances by the arbitrator and may include, in the discretion of the arbitrator, an award of legal expenses and costs to the prevailing party.

IN WITNESS WHEREOF, Employee has signed his name and the Company, by the signatures of its duly authorized officers, has executed this Agreement, as of the date and year mentioned at the top of page one.

PACIFICHEALTH LABORATORIES, INC.

/s/ Jason Ash	By:	/s/ Robert Portman
Jason Ash		Robert Portman, CEO

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